EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Current Report on Form 8-K of our report, which includes an explanatory paragraph regarding the circumstances which raise substantial doubt about the ability of VacTex, Inc. to continue as a going concern, dated March 16, 1998, on our audits of the financial statements of VacTex, Inc. (a development stage enterprise) as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, and for the period from November 1, 1995 (date of inception) to December 31, 1997.


/s/Coopers & Lybrand, L.L.P
Boston, Massachusetts
April 24, 1998